Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHURCH & DWIGHT CO., INC.

ADOPTED IN ACCORDANCE WITH SECTION 242 AND 245

OF THE DELAWARE GENERAL CORPORATION LAW

Church & Dwight Co., Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of this Corporation is Church & Dwight Co., Inc. and the date of the filing of its original certificate of incorporation was December 14, 1925. The name under which this Corporation was initially incorporated is Church & Dwight Co. Inc.

SECOND: This Certificate of Amendment amending the Corporation’s Tenth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

THIRD: Section (b) and Section (c) of Article FIFTH of the Certificate of Incorporation are hereby deleted in their entirety and replaced with the following:

(b) The Board of Directors shall have a single class of directors, and at each annual meeting of stockholders, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders.

(c) Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class. If any director shall be removed by the stockholders pursuant to this paragraph, the stockholders of the Corporation may, at the meeting at which such removal is effected, fill the resulting vacancy by the affirmative vote of the majority in voting interest of the stockholders present in person or represented by proxy at such meeting and entitled to vote for the election of directors. If the vacancy is not filled by the stockholders, the vacancy may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office, although less than a quorum. Any directors chosen pursuant to the provisions of this paragraph shall hold office until the next election of the class, if any, for which such director shall have been chosen and until their successors shall be elected and qualified.

FOURTH: Article NINTH of the Certificate of Incorporation is hereby deleted in its entirety, and Article TENTH of the Certificate of Incorporation is hereby designated as “Article NINTH.”

FIFTH: Except as amended hereby, all other provisions of the Certificate of Incorporation shall remain in full force and effect.

SIXTH: This Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of April, 2021.

/s/ Patrick D. de Maynadier
Patrick D. de Maynadier
Corporate Secretary